Exhibit 10.5

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”) by and between Microtune, Inc., a Delaware corporation (the “Company”), and Barry F. Koch (“Employee”), is made contingent upon, and effective immediately prior to, the closing (the “Closing”) of the proposed merger (the “Merger”) of a wholly-owned subsidiary of Zoran Corporation (“Parent”) with the Company (the date of such Closing, the “Effective Date”).

Effective immediately prior to the Closing, the parties hereby agree as follows:

1. Revocation of Existing Agreements. All existing agreements and arrangements between the Company and Employee that provide for or relate to the payment of cash or other benefits in the event of Employee’s termination of employment with the Company or any of its Affiliates and/or in connection with a change in control, including but not limited to the Amended and Restated Severance and Change of Control Agreement by and between the Company and Employee dated as of March 4, 2010, are hereby revoked and superseded by this Agreement.

2. Certain Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below.

(a) “Affiliate” means each entity under common control with the Company and which, together with the Company, is treated as a single employer under Section 414(b) of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means the occurrence of any of the following events: (i) Employee is determined by a court of law or pursuant to arbitration to have committed a willful act of embezzlement, fraud or dishonesty which resulted in material loss, material damage or material injury to the Company; (ii) Employee is convicted of, or pleads nolo contendere to, a felony; or (iii) the failure of Employee to resolve or otherwise cure any substantial violations of his employment duties within 30 days after the provision of a written communication from the Company to Employee that specifically sets forth the factual basis supporting the Company’s belief that Employee has not substantially performed his duties. However, Employee shall not be deemed to have been terminated for Cause pursuant to Section 2(c)(i) or (iii) without (A) reasonable notice to Employee setting forth the reasons for the Company’s intention to terminate for Cause and (B) an opportunity for Employee, together with his counsel, if any, to be heard before the Board.

(d) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(e) “Disability” means (i) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(f) “Good Reason” means, without the consent of Employee, the occurrence of any of the following: (i) a reduction of Employee’s then-current base salary, other than in connection with a Company-wide reduction that applies to all employees who are similarly-situated to Employee, (ii) a requirement that Employee be based at any office or location that is more than 50 miles from Employee’s then-current primary work location (other than by reason of business-related travel by Employee that is consistent with the travel obligations of similar employees holding similar positions with similar responsibilities) or (iii) the Company’s demotion of Employee which results in any reduction in Employee’s grade level as in effect immediately following Closing under Parent’s organization structure. In the case of Employee’s allegation of Good Reason, (A) Employee shall provide notice to the Company of the event alleged to constitute Good Reason within 90 days of the occurrence of such event, and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation.

(g) “Section 409A” means Section 409A of the Code and guidance promulgated thereunder.

(h) “Separation from Service” has the meaning set forth in Section 3.

3. Severance Benefits.

(a) Termination without Cause, for Good Reason or Due to Death or Disability.

(i) If (A) the Company terminates Employee’s employment with the Company or any of its Affiliates for any reason other than for Cause, (B) Employee terminates his employment with the Company or any of its Affiliates for Good Reason within 120 days of the initial existence of the circumstance giving rise to the Good Reason, or (C) Employee’s employment with the Company or any of its Affiliates is terminated due to his death or Disability, in any case, prior to the date that is 12 calendar months following the Effective Date, the Company shall provide the following severance benefits to Employee following his “separation from service,” within the meaning of Section 409A, with the Company and/or such Affiliate (“Separation from Service”), as applicable:

(1) Within 10 business days of Employee’s Separation from Service, the Company will pay Employee a cash lump sum payment, which payment shall be made in U.S. currency, in the amount of $504,973.

(2) On the first May 15th that occurs after the date of Employee’s Separation from Service, the Company shall pay to Employee a cash lump-sum payment, which payment shall be made in U.S. currency, in an amount equal to $73,000.

(3) If Employee incurs a Separation from Service pursuant to this Section 3(a)(i) prior to the date upon which the Company pays bonuses to participants under its 2010 Incentive Compensation Program, on the date of such payment Employee shall receive the same annual bonus that Employee would have been entitled to receive under the program if Employee had remained employed on such date.

(ii) If (A) the Company terminates Employee’s employment with the Company or any of its Affiliates for any reason other than for Cause, (B) Employee terminates his employment with the Company or any of its Affiliates for Good Reason within 120 days of the initial existence of the circumstance giving rise to the Good Reason, or (C) Employee’s employment with the Company or any of its Affiliates is terminated due to his death or Disability, in any case, at any time during the period commencing on the date that is 12 calendar months following the Effective Date and ending on the day immediately prior to the date that is 24 calendar months following the Effective Date, the Company shall provide the following benefits to Employee following his Separation from Service, as applicable:

(1) Within 10 business days of Employee’s Separation from Service, the Company will pay Employee a cash lump sum payment, which payment shall be made in U.S. currency, in the amount of $252,487.

(2) If Employee’s Separation from Service occurs during the period beginning on December 15 and ending on May 15 (the “Protection Period”), the Company shall pay to Employee a cash lump-sum payment, which payment shall be made in U.S. currency, on the last day of the Protection Period in an amount equal to $73,000.

(b) Other Terminations of Employment. In the event that Employee’s employment with the Company or any of its Affiliates terminates for any reason other than as described in Section 3(a), Employee shall not be entitled to receive any severance benefits or other payments from the Company or any of its Affiliates other than as required by applicable law. For the avoidance of doubt, Employee shall make no claim for any compensation pursuant to this Agreement in the event of his termination of employment with the Company or any of its Affiliates that is not expressly described in this Section 3.

4. Compliance with Section 409A. To the extent applicable, this Agreement is intended to comply with Section 409A and shall be administered and construed in a manner consistent with this intent. In furtherance of the foregoing, notwithstanding anything herein to the contrary, if Employee is a “specified employee” (determined by the Company in accordance with U.S. Treasury Regulation section 1.409A-3(i)(2)) as of the date that Employee incurs a Separation from Service and if any benefit to be provided under this Agreement cannot be paid or provided in a manner otherwise provided herein without subjecting Employee to additional tax, interest and/or penalties under Section 409A, then any such benefit that is payable during the first 6 months following Employee’s Separation from Service shall be paid to Employee in a cash lump payment to be made on the first day of the seventh month following Employee’s Separation from Service.

5. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the successors of the Company (including, without limitation, the Parent).

6. Miscellaneous.

(a) Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of delivery, if delivered, or three days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

(i) If to Employee, at the address last provided by Employee to Company.

(ii) If to the Company, the following address, or to such other address as any party hereto may designate by notice given as herein provided:

Microtune, Inc.

2201 10th Street

Plano, Texas 75074

Attention: General Counsel

(b) Withholding. All benefits that become payable pursuant to this Agreement shall be subject to withholding for applicable taxes and as otherwise required by law.

(c) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California as applied to agreements made and performed in California by residents of California. For purposes of litigating any dispute that arises with respect to this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of San Francisco, California, or the federal courts of the United States for the Northern District of California, and no other courts, regardless of where this Agreement is executed and/or performed.

(d) Amendments. This Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(f) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

(g) Conflicting Terms. In the event that words or terms of this Agreement conflict with the words or terms of any other agreement or contract, including, without limitation, any stock plan, notice of grant, or restricted stock purchase agreement or option agreement entered into in connection with the employment of Employee by the Company, the interpretation of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MICROTUNE, INC.

By:	/s/ James A. Fontaine

Name:	James A. Fontaine

Title:	Chief Executive Officer

EMPLOYEE

/s/ Barry F. Koch
Barry F. Koch